Exhibit 99.1

FMC Corporation		FMC Corporation
1735 Market Street
Philadelphia, PA 19103

News Release		215.299.6000 phone
215.299.5998 fax

For Release: Immediate		www.fmc.com

Media contact: Jim Fitzwater - 215.299.6633
Investor relations contact: Andrew Sandifer - 215.299.6119

FMC Corporation's Board Increases Quarterly Dividend by 50 Percent

PHILADELPHIA, December 11, 2012 - FMC Corporation (NYSE: FMC) announced today that its Board of Directors declared a regular quarterly dividend of 13.5 cents per share, payable on January 17, 2013, to shareholders of record at the close of business on December 31, 2012. This represents an increase of 4.5 cents per share, or 50 percent, over the dividend paid on October 18, 2012.

“Today's announcement reflects our continued confidence in FMC's ability to continue to grow and to generate healthy earnings and cash flow,” said Pierre Brondeau, FMC president, CEO and chairman. “We are committed to rewarding our shareholders as we grow the company through delivering our Vision 2015 strategic plan.”

FMC Corporation is a diversified chemical company serving agricultural, industrial, environmental and consumer markets globally for more than a century with innovative solutions, applications and quality products.  In 2011, FMC had annual sales of approximately $3.4 billion.  The company employs approximately 5,500 people throughout the world, and operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.  For more information, visit www.FMC.com.

             Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2011 Form 10-K and other SEC filings.  Such information contained herein represents management's best judgment as of the date hereof based on information currently available.  FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary.  Historical information is not necessarily indicative of future performance.

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